UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2025

THARIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41210	84-2642541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

34 Shrewsbury Avenue

Red Bank, NJ 07701

(Address of principal executive offices, including zip code)

(908) 955-3140

(Registrant’s telephone number, including area code)

1200 Route 22 East, Suite 2000

Bridgewater, NJ 08807

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	THAR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Settlement and General Release Agreement

On June 11, 2025, Tharimmune, Inc. (the “Company”) entered into a settlement and general release agreement (the “Settlement and Release”) with Randy Milby pursuant to which he resigned for personal reasons from his positions as Chief Executive Officer and member of the Board of Directors, effective immediately.

Pursuant to the Settlement and Release, Mr. Milby will receive gross payments of $133,500, less applicable withholdings and deductions, to be paid upon closing of the Company raising at least $3,000,000 of financing in debt, equity, or some combination thereof and Mr. Milby’s unvested stock options vested immediately. In exchange for such terms, Mr. Milby agreed to a release of certain claims in favor of the Company.

Employment Agreement with Vincent LoPriore

As previously disclosed, the Board of the Company appointed Vincent LoPriore, a director of the Company, as Executive Chairman of the Board, May 9, 2025.

In connection with Mr. LoPriore’s appointment as Executive Chairman of the Board, on June 11, 2025 (the “LoPriore Effective Date”), the Company entered into an employment agreement (the “LoPriore Employment Agreement”) with Mr. LoPriore. The LoPriore Employment Agreement shall continue for a period of five years and, thereafter, shall automatically renew for successive one year terms unless either party provides the other party with written notice of non-renewal at least 60 days prior to the last day of the then current term. Pursuant to the LoPriore Employment Agreement, Mr. LoPriore shall: (i) receive a base salary of $285,000 per year, which may be increased by the Board; (ii) be eligible to receive an annual bonus equal to 60% of his then base salary based upon the achievement of Company and individual targets to be established by the Board, in its sole discretion; (iii) shall be eligible to receive equity-based compensation awards as determined by the Company; (iv) receive reimbursement of reasonable business expenses; and (v) receive such other benefits that the Company may make available to its senior executives from time to time along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

In the event Mr. LoPriore’s employment is terminated by the Company other than as a result of his death or Disability and other than for Cause, or if Mr. LoPriore terminates his employment for Good Reason (as defined in the LoPriore Employment Agreement), then, in addition to accrued compensation, the Company shall (i) continue to pay Mr. LoPriore’s base salary and provide health benefits for a period of 12 months following the termination date or, in the case of benefits, such time as Mr. LoPriore receives equivalent coverage and benefits under plans and programs of a subsequent employer; and (ii) provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company (other than any severance plans or programs). In addition, all unvested time-based equity awards (including Restricted Shares and Stock Options) shall be immediately and fully accelerate and become vested Moreover, Stock Options that have vested as of the termination date shall remain exercisable until the earlier of (i) 60 months following such termination and (ii) the expiration date of the Stock Option.

Appointment of Chief Executive Officer

On June 11, 2025, the Board appointed Sireesh Appajosyula as the Company’s Chief Executive Officer, effective immediately.

In connection with Mr. Appajosyula’s appointment as Chief Executive Officer, the Company entered into an amended and restated employment agreement (the “Appajosyula Employment Agreement”) with Mr. Appajosyula. The Appajosyula Employment Agreement has the same terms as the LoPriore Employment Agreement.

There are no family relationships between Mr. Appajosyula and any other director or officer of the Company. There are no transactions in which Mr. Appajosyula has an interest requiring disclosure under Item 404(a) of Regulation S-K. Set forth below is the biographical information of Mr. Appajosyula, as required by Item 401 of Regulation S-K:

Appointment of Director

On June 11, 2025, the Board appointed James Gordon Liddy as a member of the Board, effective immediately.

There are no arrangements or understandings between Mr. Liddy and any other person pursuant to which he was selected as a director, and there are no transactions in which the Company is a party and in which Mr. Liddy has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2025	Tharimmune, Inc.

/s/ Sireesh Appajosyula
Sireesh Appajosyula
Chief Executive Officer